APPENDIX
                            ND HOLDINGS, INC.
                         AUDIT COMMITTEE CHARTER



The Audit Committee is a committee of the Board of Directors of ND Holdings, Inc. The primary function of the Audit Committee will be to assist the board in fulfilling its oversight responsibilities to the shareholders and the investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation.


To fulfill these responsibilities, the Audit Committee shall perform the following duties with respect to the company's financials:

    1) Documenting by written report, the reviewing of and discussion pertaining to, the audited financials with management and the independent auditors.

    2) Based upon the review and discussion of the aforementioned, inclusion of a statement as to whether the Audit Committee will recommend including the audited financials in the annual report on Form 10-K to the full Board of Directors.

    3) Confirming the receipt of a statement from the independent auditors assuring their independence and, at least annually, disclosing such notification in the proxy statement.

    4) Reviewing and discussing the procedures set forth in the Statement on Auditing Standards with the independent auditors to monitor compliance with all necessary requirements.

    5) Reviewing of all other significant accounting principles, including changes in procedures, to be utilized during the audit of the Company's financials.

    6) Reviewing the performance of the independent auditors and making recommendations to the Board of Directors regarding the appointment or termination of the independent auditors.


General duties of the Audit Committee shall include, but are not limited to the following activities:

    1) Disclosing that the Audit Committee has adopted a charter and including a copy of such as an appendix to the proxy statement, initially in the year in which the charter is adopted, and once every three years thereafter.

    2) Maintaining minutes and supporting documentation of each Audit Committee meeting.

    3) Reviewing and considering the recommendations of the independent auditors regarding internal controls.

    4) Disclosing in the proxy statements whether the Audit Committee members are independent and disclosing certain information, such as their functions, regarding any director on the Audit Committee whom is not independent.

    5) Providing an open avenue of communication between the independent auditors, management and the full Board of Directors.

    6) Meeting twice annually or more frequently as circumstances require. Management or others may be asked to attend meetings and provide pertinent information as necessary.

    7) Reviewing the Audit Committee charter annually and providing recommendations to the full Board of Directors regarding revisions.

    8) Providing reports regarding Audit Committee actions to the Board of Directors.

    9) Performing such other functions as required by law or assigned by the Board of Directors.